Exhibit (c)

The update to the annual budget for the Registrant as set forth in the Update to the Program Document for 2010-2013 (Nota di Aggiornamento al Documento di Programmazione Economico-Finanziaria per gli
anni 2010-2013), dated September 22, 2009, and in the Annual Program Report for 2010 (Relazione
Previsionale e Programmatica per il 2010), dated September 22, 2009, both filed in paper format under cover of Form SE on September 25, 2009.

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